Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

 CONTACT:  Natalie S. Hairston
(281) 878-1000
ir@ENGlobal.com

ENGlobal Reports First Quarter Results

HOUSTON, TX, May 5, 2010 – ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, announced today its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights Compared to First Quarter 2009:

•	($0.06) earnings per diluted share, a decrease of 186%
•	Revenue of $68.0 million, a decrease of 27%
•	Positive cash flow from operations of $6.5 million for the quarter
•	Consolidated gross profit margin of 7.2%, a decrease from 11.2%

ENGlobal reported first quarter net loss of $1.5 million, or ($0.06) earnings per diluted share, for the quarter ended March 31, 2010, compared to net income of $2.0 million, or $0.07 earnings per diluted share for the same period last year.

First quarter 2010 revenue decreased to $68.0 million, 27% lower than the $93.5 million for the first quarter of fiscal year 2009.  The following table illustrates the composition of the Company’s revenue and profitability for the three months ended March 31, 2010 and 2009, respectively:

Quarter Ended	Quarter Ended
March 31, 2010	March 31, 2009
(Dollars in millions)
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering	$29.4	43.3%	6.5%	(1.6)%	$42.6	45.6%	10.8%	7.7%
Construction	17.1	25.1%	4.5%	2.2%	21.2	22.7%	7.7%	5.5%
Automation	15.2	22.4%	9.1%	1.6%	20.6	22.0%	13.9%	6.3%
Land	6.3	9.2%	13.0%	5.9%	9.1	9.7%	15.1%	8.1%
	$68.0	100.0%			$93.5	100.0%

The Company’s consolidated gross profit margin decreased to 7.2% in the three months ended March 31, 2010 from 11.2% in the prior year period.  The primary reason for this decrease was that delays in down-sizing of staffing levels with declining backlog resulted in lower utilization rates.

~ more ~

654 N. Sam Houston Parkway E. • Suite 400 • Houston, Texas 77060
www.ENGlobal.com

ENGlobal Press Release
May 5, 2010

Management’s Assessment:

Commenting on the results, Mr. Edward L. Pagano, Chief Executive Officer of ENGlobal, said, “Our first quarter results are disappointing.  ENGlobal continues to be adversely affected by macroeconomic and industry conditions, and unless these conditions improve significantly, our revenue for the second quarter 2010 is not likely to improve.  Our management team will be taking a closer look at overall costs — specifically by identifying those areas where profits are not up to our expectations.”

Mr. Pagano continued, “On a positive note, we are beginning to see encouraging signs from a business development perspective – client inquiries and proposal activity are trending up in all of the sectors we serve, and during the first quarter, we signed 12 new Master Service Agreements.  We anticipate that these MSAs could spur additional sole-sourced project discussions with our clients.  In addition, operations generated approximately $6.5 million in net cash during the first quarter 2010.”

Segment Performance:

During the first quarter 2010, the Engineering segment experienced: (1) delayed or canceled scheduled capital projects, (2) smaller and lower margin maintenance (“run and maintain”) projects, and (3) increased competition for available project work.  Lower revenue in the Company’s Construction segment was due to a lower level of pipeline inspection activity resulting from delayed or canceled projects, while the year to date decrease in the Automation segment’s revenue and profitability related to the omission of Hurricane Ike recovery work performed in the first quarter 2009.  Lower revenue in the Company’s Land group is the result of the completion of several major projects in 2009 as well as clients’ delaying capital projects.

Overall selling, general and administrative (SG&A) expenses increased 4.2%, from $7.1 million for the three months ended March 31, 2009 to $7.4 million for the same period in 2010.  The first quarter 2010 SG&A represents an increase of 2.8% compared to $7.2 million in the fourth quarter 2009.  As a percentage of revenue, SG&A expense increased to 10.9% for the three months ended March 31, 2010 from 7.6% for the comparable prior year period.  The primary reasons for the increase in SG&A expenses are pre-tax charges for increased professional services expenses, reserves for bad debt, facilities expenses, and salaries and employee related expenses, the majority of which are expected to be non-recurring.

The Company’s collections on past due Accounts Receivable balances continue to improve.  Days sales outstanding decreased to 60 days at March 31, 2010, from 72 days at March 31, 2009, but increased from 55 days for the 12 month period ended December 31, 2009.  The past due payments on Accounts Receivable invoices for services to a client account negatively impacted our average days sales outstanding for the three month period ended March 31, 2010 by four days.  Bad debt expense was approximately (0.3)% and 0.1% of revenue for the quarters ended March 31, 2010 and 2009, respectively.

Long-term debt and capital leases, net of current portion, decreased 98.4%, or $6.0 million, from $6.1 million at December 31, 2009 to $0.1 million at March 31, 2010.  As a percentage of stockholders’ equity, long-term debt decreased to 0.1% from 7.8% over this three month period due primarily to a $6.0 million payment on our line of credit.  Cash on hand at March 31, 2010 totaled $0.3 million and availability under the credit facility, after consideration of loan covenant restrictions, totaled $24.4 million, resulting in total liquidity of $24.7 million.  At March 31, 2010, no amounts were outstanding on the Company’s line of credit compared to $20.0 million outstanding at March 31, 2009.

ENGlobal Press Release
May 5, 2010

ENGlobal’s employee count decreased to approximately 1,900 for the quarter ended March 31, 2010.  ENGlobal averaged 137,000 billable hours per two week period during the first quarter 2010, a 20% decrease when compared to 171,000 billable hours in the same period in 2009.  The first quarter 2010 average represents a 16% decrease from 163,000 billable hours in the fourth quarter 2009.  The Company’s overall utilization percentage, inclusive of overhead personnel, was approximately 87% for the both first quarters of 2010 and 2009.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT) today.  To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International) approximately 10 minutes before the scheduled start time and request the “ENGlobal First Quarter 2010 Earnings Conference Call.” If you are unable to join the call, a replay will be available approximately two hours after the conclusion of the call until Wednesday, May 19, 2010. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291 (International), Conference ID #72102977.  The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company’s website shortly after the call concludes.

The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010 will be filed with the Securities and Exchange Commission on or about May 5, 2010 reflecting these results.

About ENGlobal
ENGlobal provides engineering, construction, automation, land and regulatory services principally to the energy sector throughout the United States and internationally.  The Company has approximately 1,900 employees in 20 offices and occupies over 500,000 square feet of office and fabrication space.  ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
The statements above regarding the Company’s expectations regarding first quarter financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current economic situation; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (7) the effect on our competitive position within our market areas; and (8) our ability to increase our line of credit.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal’s filings with the Securities and Exchange Commission.  In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.  Also, the information contained in this press release is subject to the risk factors identified in the Company’s most recent Form 10-K.

ENGlobal Press Release
May 5, 2010

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

Financial Highlights
(in thousands, except per share data)

	For the Three Months Ended March 31,
	2010	2009

Operating Revenue	$67,984	$93,489
Operating costs	63,112	83,005
Gross Profit	4,872	10,484

Selling, general and administrative	7,383	7,107
Operating income (loss)	(2,511)	3,377

Other Income (Expense):
Other income (expense)	(11)	264
Interest income (expense), net	(76)	(211)
Income (loss) before Provision for Income Taxes	(2,598)	3,430

Provision for Federal and State Income Taxes	(1,060)	1,417

Net Income (loss)	$(1,538)	$2,013

Earnings (loss) Per Common Share:
Basic	$(0.06)	$0.07
Diluted	$(0.06)	$0.07

Weighted Average Shares Used in Computing Earnings (loss) Per Share:

Basic	27,434	27,295
Diluted	27,434	27,498

Selected Balance Sheet Information (in thousands):
	As of
	Mar. 31, 2010	Dec. 31, 2009

Cash	$337	$143
Working capital	29,577	36,308
Property and equipment, net	5,622	5,983
Total assets	103,242	110,635
Long-term debt and leases, net of current portion	105	6,149
Stockholders’ equity	77,281	78,711

###